Exhibit 10.1

COMMERCIAL REAL ESTATE MORTGAGE LOAN AGREEMENT

between

PHR TCI, LLC

("Borrower")

and

BERKSHIRE BANK

("Lender")

$15,600,000.00 CREM Loan

263 W Grandview Pkwy,

Traverse City, Michigan

Dated: As of June 6, 2024

COMMERCIAL REAL ESTATE MORTGAGE LOAN AGREEMENT

This COMMERCIAL REAL ESTATE MORTGAGE LOAN AGREEMENT (this "Agreement") is made and entered into as of the 6th day of June, 2024, by and between PHR TCI, LLC, a Delaware limited liability company having an address of 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (“Borrower”), and BERKSHIRE BANK, a Massachusetts banking corporation, having an address of 60 State Street, 38th Floor, Boston, Massachusetts 02109 ("Lender").

WITNESSETH:

1.             BACKGROUND.

1.1.          Defined Terms. Capitalized terms used in this Agreement are defined either in Exhibit A, or in specific sections of this Agreement, or in another Loan Document, as referenced in Exhibit A.

1.2.          Land and Improvements; Property. Borrower is owner of that certain parcel of real property located in the city of Traverse City, Michigan and containing approximately 0.834 acres of land, more or less (the "Land"), as said Land is more particularly described on Exhibit A attached to the Mortgage (as defined below), together with the buildings and improvements now or hereafter located thereon (collectively, the "Improvements"), including, without limitation an existing 107-room hotel which is branded as a Hotel Indigo (the “Hotel”) on the Land. The Land and Improvements are collectively referred to as the "Property". PHR TCI OPCO SUB, LLC, a Delaware limited liability company (“Op Co”) holds a leasehold interest in the Hotel pursuant to that certain Amended and Restated Hotel Lease dated August 15, 2018, by and between Borrower and Op Co (the “Operating Lease”), and which Hotel is managed by PHR TRAVERSE CITY HOTEL MANAGER, LLC, a Michigan limited liability company (the “Hotel Manager”) pursuant to that certain Hotel Management Agreement dated August 15, 2018, by and between Op Co and Hotel Manager (the “Hotel Management Agreement”).

1.3.          Use of Loan Proceeds. Borrower has applied to Lender for a loan in the principal amount of Fifteen Million Six Hundred Thousand and 00/100 Dollars ($15,600,000.00) (the "Loan"), the proceeds of which are to be used by Borrower refinance the existing debt on the Property and to pay certain costs incurred by Borrower in connection with the closing of this Loan.

1.4.          Guaranty and Indemnity. As an inducement to Lender to make the Loan, Procaccianti Hotel REIT, Inc., a Maryland corporation having an address of 1140 Reservoir Avenue, Cranston, Rhode Island 02920 (the "Guarantor") has agreed to furnish a certain guaranty and indemnity as more particularly set forth in Section 3.1.4 below.

2.             LOAN PROVISIONS.

2.1.          Amount of Loan. Fifteen Million Six Hundred Thousand and 00/100 Dollars ($15,600,000.00).

2.2.          Term of Loan. The Loan shall be for an initial term (the “Term”) commencing on the date hereof and ending on June 6, 2027, unless otherwise accelerated pursuant to the terms of this Agreement, the Note (as hereinafter defined) or any other Loan Document (the “Initial Maturity Date”), as the same may be extended pursuant to the terms hereof.

2.3.          Extension Rights. Upon satisfaction of all of the Extension Term Conditions (as hereinafter defined), Borrower may, in its sole discretion and in writing to Agent (the “Request for Extension”), elect to extend the Initial Term for twelve (12) months, such 12 month period being the “First Extension Term”, and as applicable, the First Extension Term for an additional twelve (12) months, such second 12 month period being the “Second Extension Term”. The following conditions, collectively, shall be defined herein as the “Extension Term Conditions”:

2.3.1.	Lender has received from Borrower a Covenant Compliance Certificate in the form attached hereto as Exhibit E certifying that the Debt Service Coverage Ratio, as verified by Lender, shall not be less than 1.50:1 as of the DSC Calculation Date (which Debt Service Coverage Ratio shall be based on amortizing Debt Service payments under the Note); and

2.3.2.	There does not exist any uncured or unwaived Event of Default, nor does there exist a default which, with the passage of time, the giving of notice, or both, would constitute an Event of Default; and

2.3.3.	To the best of Borrower’s knowledge, all of the representations and warranties made by Borrower in this Agreement remain true, correct and complete in all material respects;

then Lender shall, upon (i) Lender’s receipt of a Request for Extension at least sixty (60) days prior to the Initial Maturity Date or the First Extended Maturity Date, as herein defined, pursuant to which Borrower certifies as to the accuracy of items in Sections 2.3.2 through 2.3.3 above as of the date of such Request for Extension (and provided further that Lender has no knowledge of any act or circumstance which would challenge or refute the accuracy of Borrower’s statements made in its Request for Extension), and (ii) Borrower’s payment to Lender on or before the Initial Maturity Date or the First Extended Maturity Date, as applicable, of a non-refundable extension fee in an amount equal to Fifteen Thousand Six Hundred and 00/100 Dollars ($15,600.00), which each extension fee shall be deemed fully earned upon Lender’s receipt thereof, automatically extend the Initial Term for the First Extension Term and Second Extension Term, as applicable, and the Initial Maturity Date shall automatically be extended until June 6, 2028 (the "First Extended Maturity Date") and as applicable, the First Extended Maturity Date shall further be extended until June 6, 2029 (the “Second Extended Maturity Date”). TIME IS OF THE ESSENCE OF BORROWER’S EXERCISE OF ITS RIGHT TO EXTEND THE INITIAL TERM FOR THE FIRST EXTENSION TERM AND SECOND EXTENSION TERM, AS APPLICABLE. For purposes herein, “Term” shall include the Initial Term, the First Extension Term and the Second Extension Term, as applicable.

2.4.          Interest Rate and Payment Terms. The Loan shall be payable as to interest and principal in accordance with the provisions of the Note. The Note also provides for interest at a Default Rate, Late Charges and prepayment rights and fees.

2.5.          Loan Fees. At the Closing, Borrower shall pay the Lender a loan fee in the amount of Seventy-Eight Thousand and 00/100 Dollars ($78,000.00) (the "Commitment Fee").

2.6.          Acceleration. The Loan may be accelerated, at the sole discretion of Lender, following the occurrence of an Event of Default. Upon such acceleration, the outstanding principal balance of the Note, together with all accrued and unpaid interest and other costs and expenses due and payable under the Loan Documents shall be immediately due and payable in full.

3.             SECURITY FOR THE LOAN; LOAN AND SECURITY DOCUMENTS.

3.1.          Collateral. The Loan, together with interest thereon and all other charges and amounts payable by, and all other obligations of, Borrower to Lender, with respect to the Loan and the Property, whenever incurred, direct or indirect, absolute or contingent (collectively, the "Obligations") shall be secured by the following (collectively, the "Collateral") which Borrower agrees to provide and maintain during the entire term of the Loan:

3.1.1.       Mortgage and Security Agreement. A first priority mortgage and security agreement (the "Mortgage") in favor of Lender and encumbering (i) the Property, (ii) all other improvements, furniture, fixtures, equipment, and other assets (including, without limitation, contracts, contract rights, accounts, Licenses and Permits and general intangibles), including all after-acquired property, owned, or in which Borrower has or obtains any interest, in connection with the Property, (iii) all insurance proceeds, eminent domain awards and other proceeds payable with respect to the Property, and (iv) all other assets of Borrower whether now owned or hereafter acquired and related to the Property.

3.1.2.       Assignment of Leases and Rents. A first priority collateral assignment of leases and rents (the "Assignment of Leases and Rents") in favor of Lender with respect to all lease and occupancy agreements pertaining to the Property and all income and profits to be derived from the operation and leasing of the Property.

3.1.3.       Assignment of Contracts. A first priority collateral assignment and security agreement (the "Assignment of Contracts") in favor of Lender with respect to all Licenses and Permits and all other contracts, agreements and warranties now owned or hereafter acquired by Borrower and related in any manner to the Property.

3.1.4.       Guaranty. A limited guaranty executed and delivered by Guarantor in favor of Lender (the "Guaranty").

3.1.5.       Environmental Compliance and Indemnification Agreement. A compliance and indemnification agreement with respect to environmental matters concerning the Property given by Borrower and the Guarantor in favor of Lender (the "Environmental Indemnity").

3.1.6.       Subordination of Management Agreement. A Subordination of Management Agreement from Op Co and Hotel Manager subordinating that certain Hotel Management Agreement to Lender (the “Subordination of Hotel Management Agreement”).

3.2.          Loan Documents and Security Documents. The Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the following documents (each as the same may be hereafter modified, amended or restated from time to time, collectively, the "Loan Documents"): (i) this Agreement; (ii) that certain Promissory Note of even date herewith made and delivered by Borrower and payable to the order of Lender in the original principal amount of Fifteen Million Six Hundred Thousand and 00/100 Dollars ($15,600,000.00) (the "Note"); (iii) the Mortgage and related UCC-1 financing statement; (iv) the Assignment of Leases and Rents; (v) the Assignment of Contracts, (vi) the Guaranty; (vii) the Environmental Indemnity; (viii) the Subordination of Hotel Management Agreement; and (ix) any other documents, instruments, or agreements executed to further evidence or secure the Loan.

Each of the Loan Documents listed in items (i) through (ix), inclusive is dated of even date herewith. The Mortgage, the Assignment of Leases and Rents and the Assignment of Contracts are sometimes collectively referred to as the "Security Documents".

4.             CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES. Lender is authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated on Exhibit C attached hereto and made a part hereof ("Authorized Representatives") to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents. Such authorization may be changed only upon written notice to Lender accompanied by evidence, reasonably satisfactory to Lender, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Lender. Lender shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Lender that each Authorized Representative is a responsible and senior official of Borrower.

5.             LENDER'S CONSULTANTS.

5.1.          Lender's Consultants.

5.1.1.       Right to Employ. Lender shall have the right to employ its own personnel, or one or more property consultants or inspectors, insurance consultants, environmental consultants, appraisal consultants, accountants and attorneys to act as an advisor to Lender, where applicable, in connection with the Loan and the Property (each of which shall be a "Lender's Consultant" and collectively "Lender's Consultants").

5.1.2.       Functions. The functions of a Lender's Consultant shall include, without limitation: (i) inspection and physical review of the Property; (ii) review and analysis of any work to be done in connection with the Property; (iii) review and analysis of environmental reports and other environmental matters; and (iv) review and analysis of financial and legal matters.

5.1.3.       Payment. The reasonable costs and fees of Lender's Consultants which arise or are incurred on or before the date hereof or during the continuance of an uncured Event of Default, shall be paid by Borrower upon billing therefor.

5.1.4.       Access. Upon reasonable prior written notice, Borrower shall provide Lender's Consultants with continuing access to all aspects of the Property subject to the terms of the rights of tenants on the Property.

5.1.5.       No Liability. Neither Lender nor any of Lender's Consultants shall have liability to Borrower, the Guarantor, or other third party on account of: (i) services performed by a Lender's Consultant; or (ii) any failure or neglect by a Lender's Consultant to properly perform services unless the same is the result of the negligence or willful misconduct of such Lender’s Consultant.

6.             ADVANCE OF LOAN PROCEEDS.

6.1.          The Advance. The Loan shall be funded in an advance made simultaneously with the Closing in an amount up to Fifteen Million Six Hundred Thousand and 00/100 Dollars ($15,600,000.00), which amount shall be used to pay off the existing debt on the Property (the “Advance”).

7.             CONDITIONS PRECEDENT TO THE CLOSING OF THE LOAN AND MAKING THE ADVANCE.

7.1.          It shall be a condition precedent of Lender's obligation to close the Loan and make the Advance that each of the following conditions precedent be satisfied in full (as determined by Lender in its sole yet reasonable discretion), unless specifically waived in writing by Lender at or prior to the Closing:

7.1.1.       Satisfactory Loan Documents. Each of the Loan Documents shall be reasonably satisfactory in form, content and manner of execution and delivery to Lender and its counsel.

7.1.2.       No Material Change. No Material Adverse Change (as hereinafter defined) shall have occurred with respect to the Borrower or Guarantor since the date of their respective financial statements most recently delivered to Lender.

7.1.3.       Warranties and Representations Accurate. All warranties and representations made by or on behalf of Borrower or Guarantor to Lender shall be true, accurate and complete as to all material matters in all material respects.

7.1.4.       Financials and Appraisals. Lender shall have received and approved financial statements from Borrower and Guarantor complying with the standards set forth in Section 9.2.

7.1.5.       Approved Appraisal. Lender shall have received an Approved Appraisal setting forth an As Is Value of the Property which results in a Loan to Value Ratio (calculated based upon the As Is Value of the Property and the Loan in the amount of the Advance) no greater than sixty percent (60%). The cost of such Approved Appraisal shall be solely borne and paid for by Borrower.

7.1.6.       Survey. Lender shall have received a current, on-site instrument survey of the Land containing a certification thereon, or on a separate surveyor's certificate, of a Registered Land Surveyor acceptable to Lender which meets Lender's survey requirements to the satisfaction of Lender and its counsel.

7.1.7.       Validity and Sufficiency of Security Documents. The Mortgage and the other Security Documents shall create a valid and perfected lien on the Property described therein and each of the Security Documents and related UCC-1 financing statement shall have been duly recorded and filed to the satisfaction of Lender and its counsel.

7.1.8.       No Other Liens; Taxes and Municipal Charges Current. The Property shall not be subject to any liens or encumbrances, whether inferior or superior to the Loan Documents or the Security Documents, except in respect of: (i) real estate taxes and personal property taxes not yet due and payable; and (ii) Permitted Title Exceptions, if any. All real estate taxes, personal property taxes and other municipal charges relating to any of the Property shall be current.

7.1.9.       Compliance With Law. Lender shall have received and approved evidence that:

(i)            Present Compliance. All real estate and tangible personal property constituting or intended to constitute Collateral for the Loan (to the extent of its present construction or existence) complies in all material respects with all Legal Requirements including, without limitation, Environmental Legal Requirements, and the provisions of all Licenses and Permits, except where non-compliance would not be reasonably expected to have a Material Adverse Change on Borrower.

(ii)           No Prohibitions or Violations. There are no Legal Requirements which materially prohibit or adversely limit the use of the Property for the purposes the same are intended for, nor is there any outstanding and uncured violation of any Legal Requirements including, without limitation, any Environmental Legal Requirements except where non-compliance would not be reasonably expected to have a Material Adverse Change on Borrower.

(iii)          Licenses and Permits. All Licenses and Permits, if any, which are reasonably necessary for the leasing, use, occupancy and operation of the Property are in full force and effect, and with no violations known to the Borrower existing under the terms thereof.

7.1.10.     Licenses and Permits. Lender shall have received, reviewed and approved all Licenses and Permits affecting the Property.

7.1.11.     Title Insurance. Lender shall have received a commitment or specimen policy for the issuance of the Title Policy to be issued by the Title Company for the full amount of the Loan insuring the Mortgage as of the time of its recordation as a first priority mortgage lien upon the Property subject only to the Permitted Title Exceptions, if any, and including a so-called ALTA 3.1 Zoning Endorsement and such other endorsements as may be required by Lender. The cost of such title insurance policy, and the endorsements thereto, shall be solely borne and paid for by Borrower.

7.1.12.     Hotel Franchise Agreement. The Hotel Franchise Agreement shall have been duly executed by the respective parties thereto, shall be in full force and effect with no amendments or modifications thereto that have not been approved by Lender, and shall be in form and substance reasonably satisfactory to the Lender. The Lender shall have received a certified or fully executed copy of the Hotel Franchise Agreement, together with a current duly-executed comfort letter from the Hotel Franchisor with respect to the Hotel Franchise Agreement, each in form and substance satisfactory to Lender in its reasonable discretion.

7.1.13.     Intentionally Omitted.

7.1.14.     Condition of Property. There shall have been no material unrepaired or unrestored damage or destruction by fire or otherwise, and no material defects or deferred maintenance, to any of the Improvements or other real or tangible personal property comprising or intended to comprise the Collateral.

7.1.15.     No Takings. Neither the Property nor any material portion thereof shall have been taken by eminent domain nor shall there be any threat of such a taking.

7.1.16.     Insurance. Borrower shall have provided to Lender with respect to the Property and the Collateral evidence of insurance coverages which meet the property, hazard and other insurance requirements set forth on Exhibit D of this Agreement to the satisfaction of Lender and Lender's Consultants.

7.1.17.     Hazardous Waste, Hazardous Materials and Toxic Substances. Lender shall have received, and in its sole discretion approved, satisfactory reports addressed to Lender from acceptable, qualified professionals prepared in accordance with Lender's protocols indicating the acceptability of the environmental risk associated with the Property, addressing the existence of any Hazardous Materials at, or which may affect, the Property and the Property's compliance with Environmental Legal Requirements. The cost of such environmental reports and studies shall be solely borne and paid for by Borrower.

7.1.18.     Operating Account. Borrower shall, on or before the Closing Date, (i) establish and maintain with Lender at all times during the term of the Loan an operating account for the Property (the "Operating Account").

7.1.19.     Utilities. Evidence reasonably satisfactory to Lender that all utility services necessary for the current uses for the Property consistent with current practice of the Borrower are available to the Property.

7.1.20.     Organizational Documents and Entity Agreements. Lender shall have received and approved the limited liability company agreement of Borrower.

7.1.21.     Votes, Consents and Authorizations. Lender shall have received and approved certified copies of all partnership, entity and corporate votes, consents and authorizations as may be required to evidence authority for: (i) closing the Loan and the transactions contemplated hereby; (ii) providing continuing authorization to designated persons to deal in all respects on behalf of Borrower; and (iii) the execution of all Loan Documents.

7.1.22.     Legal and Other Opinions. Lender and its counsel shall have received and approved a due authority, formation and enforceability opinion from counsel representing Borrower and Guarantor opining as to, without limitation, the valid organization, due authority, execution, delivery and enforceability of the Loan Documents with respect to both Borrower and Guarantor.

7.1.23.     Bankruptcy; Eminent Domain Taking. Evidence satisfactory to Lender that (i) there is not pending against Borrower or Guarantor any petition in bankruptcy, whether voluntary or involuntary, an assignment for the benefit of creditors or any other proceeding pursuant to any federal or state bankruptcy insolvency laws, and (ii) there is not pending or threatened in writing against the Property or any other Collateral for the Loan any condemnation or other action for the taking of any portion thereof.

7.1.24.     Flood Hazard Zone. Evidence satisfactory to Lender that none of the buildings or other structural improvements located or to be located on the Property is included in a special flood hazard area as designated by the Federal Emergency Management Agency on its Flood Hazard Boundary Map and Flood Insurance Rate Maps, and the Department of Housing and Urban Development, Federal Insurance Administration, Special Flood Hazard Area Maps, or, if any of such building or structural improvements are located in a special flood hazard area, evidence of flood insurance required by this Agreement and by applicable requirements of law.

7.1.25.     Leasing Matters. Borrower shall have delivered to Lender copies of all lease and occupancy agreements with respect to the Property in effect as of the Closing Date, if any, including agreements with transient hotel guest and any agreements for bulk, group or event business at the Property.

7.1.26.     No Default. There shall not be any Event of Default under any of the Loan Documents.

7.1.27.     SNDA’s and Estoppel Certificates. Lender shall have received and satisfactorily reviewed in its reasonable discretion all SNDA’s and estoppel certificates from all tenants under lease and occupancy agreements with respect to the Property in effect as of the Closing Date, if any.

7.1.28.     Other. Such other items that Lender may reasonably require in accordance with the terms hereof.

8.             WARRANTIES AND REPRESENTATIONS. Borrower warrants and represents to Lender for the express purpose of inducing Lender to enter into this Agreement and to otherwise complete all of the transactions contemplated hereby that as of the date of this Agreement and at all times thereafter until the Loan has been repaid and all Obligations to Lender have been satisfied as follows:

8.1.          Financial Information. True, accurate and complete financial statements of Borrower and Guarantor have been delivered to Lender and the same fairly present the financial condition of Borrower and Guarantor as of the date thereof and no Material Adverse Change has occurred in such financial condition since the date thereof. Lender hereby acknowledges that Borrower is a Single Purpose Entity whose sole purpose is to own the Property. All financial statements of Borrower and Guarantor hereafter furnished to Lender shall be true, accurate and complete and shall fairly present the financial condition of Borrower and Guarantor as of the date thereof.

8.2.          No Violations. The consummation of the Loan and the subsequent payment and performance of the Obligations evidenced and secured by the Loan Documents shall not constitute a violation of, or conflict with, any law, order, regulation, contract, agreement or organizational document to which Borrower or Guarantor is a party or by which it or its property is or may be bound.

8.3.          No Litigation. There is no material litigation now pending, or to the best of Borrower's knowledge threatened, against Borrower or Guarantor which could reasonably be expected to result in a Material Adverse Change on Borrower or Guarantor.

8.4.          Other Agreements. Except for a contract or agreement of a de minimis nature or otherwise entered into in the ordinary course of the business of the Hotel, neither Borrower or Guarantor has entered into any contract, agreement or lease with respect to the Property as of the date of this Agreement except for those referenced in this Agreement or previously delivered to Lender.

8.5.          Required Licenses and Permits. All Licenses and Permits which are reasonably required in order to use, operate, occupy and lease the Property, have been duly and properly obtained and to the Borrower’s knowledge, are in full force and effect.

8.6.          Utility Connections. All required utility connections and permits therefor have been duly obtained and are in full force and effect and all utility services for water, gas, electric, telephone, sewer and storm drainage and sanitary waste disposal are available to serve the Improvements consistent with the current operations of the Hotel.

8.7.          Good Title and No Liens. Borrower is the lawful owner of the Land, free and clear of all liens and encumbrances of any nature whatsoever, except for the matters, if any, which are listed as Permitted Title Exceptions on Schedule B-1 of the Title Policy.

8.8.          Use of Proceeds. The proceeds of the Loan shall be used solely and exclusively to refinance the Property and for associated closing costs as set forth in Section 1.4 hereof.

8.9.          Entity Matters.

8.9.1.       Organization. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and in each other jurisdiction where the nature of its business is such that qualification is required and has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Agreement.

8.9.2.       Authorization. All required actions and proceedings have been duly taken so as to authorize the execution and delivery by Borrower of the Loan Documents.

8.9.3.       Single Purpose Entity. Borrower is and will at all times maintain its status as a Single Purpose Entity.

8.10.        Valid and Binding. Each of the Loan Documents constitute legal, valid and binding obligations of Borrower, and where applicable, the Guarantor, and constitutes legal, valid and binding obligations of the parties thereto, in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.

8.11.        ERISA.

(a)           Generally. To the extent applicable to Borrower, Borrower is in compliance with ERISA. Borrower does not and will not maintain or contribute to any employee benefit, employee pension, or multiemployer plan within the meaning of ERISA. The granting of the Loan, the performance by Borrower of its obligations under the Loan Documents and Borrower's conducting of its operations do not and will not violate any provisions of ERISA.

(b)           No Plan Assets. Borrower is not and shall not become an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 25 10.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of the Loan gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

8.12.        Conditions Satisfied. Except to the extent the same are known or waived by Lender, all of the conditions precedent to closing the Loan set forth in Section 7 have been satisfied.

8.13.        No Material Change; No Default. There has been no Material Adverse Change in Borrower or Guarantor since the date of their respective last financial statement most recently delivered to the Lender in accordance with the requirements of Section 9.2. hereof. There is no Event of Default on the part of Borrower under this Agreement or any of the other Loan Documents and no event or circumstance has occurred and is continuing which could constitute an Event of Default under any Loan Document upon the giving of notice or the passage of time, or both. Borrower has filed all required federal, state and local tax returns and has paid all taxes due pursuant to such returns or any assessments against Borrower or the Property.

8.14.        No Broker or Finder. Except for CBRE, neither Borrower, nor Guarantor nor anyone on behalf thereof has dealt with any broker, finder or other person or entity, who or which may be entitled to a broker's or finder's fee, or other compensation, payable by Lender in connection with the Loan.

8.15.        Intentionally Omitted.

8.16.        Americans With Disabilities Act Compliance. Any Improvements constructed or further improved by Borrower on the Property have be maintained in compliance with the requirements and regulations of the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., as amended from time to time ("ADA"), as applicable except where non-compliance would not be reasonably expected to have a Material Adverse Change on Borrower.

8.17.        USA Patriot Act.

(a)           As of the date of this Agreement, Borrower is and, during the term of this Agreement shall remain, in full compliance with all the applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, including but not limited to, conducting any activity or failing to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the Money Laundering Control Act, 18 U.S.C. 1956, 1957, or the Bank Secrecy Act, 31 U.S.C. 5311 et seq. and any amendments or successors thereto and any applicable regulations promulgated thereunder.

(b)           Borrower represents and warrants that: (a) neither it, nor any of its owners, or any officer, director or employee, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (b) it is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and (c) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

(c)           Borrower acknowledges that it understands and has been advised by its own legal counsel on the requirements of the applicable laws referred to above, including the Money Laundering Control Act, 18 U.S.C. 1956, 1957, the Bank Secrecy Act, 31 U.S.C. 5311 et seq., the applicable regulations promulgated thereunder, and the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq.

8.18.        Guarantor’s Warranties and Representations. Borrower has no reason to believe that any warranties or representations made in writing by any Guarantor to Lender are untrue, incomplete or misleading in any respect.

8.19.        Hotel Agreements. The Hotel Franchise Agreement is in full force and effect and Borrower has not received any notice of any defaults which remained uncured and there are no amendments or modifications thereto not previously approved by Lender. To Borrower’s knowledge, the parties to the Hotel Franchise Agreement are in full compliance with their respective obligations thereunder and to Borrower’s knowledge, there does not exist any condition that would materially and adversely affect the ability of the Hotel Franchisor to fulfill and perform all of its obligations under the Hotel Franchise Agreement. A true, correct and complete copy of the Hotel Franchise Agreement has been delivered to the Lender. The Hotel Franchise Agreement sets forth all of the agreements and understandings between the parties thereto, and there are no other agreements, contracts, or other documents amending the Hotel Franchise Agreement, except for any documents provided to the Lender by Borrower.

8.20.        Hotel Management Agreement. The Hotel Management Agreement is in full force and effect with no defaults thereunder or deficiencies in the performance of obligations thereunder and there are no amendments or modifications thereto not previously approved by Lender. To Borrower’s knowledge, the parties to such Hotel Management Agreement are in full compliance with their respective obligations thereunder. There does not exist any condition that would materially and adversely affect the ability of the Hotel Manager to fulfill and perform all of its obligations under the Hotel Management Agreement. A true, correct and complete copy of the Hotel Management Agreement has been delivered to the Lender. The Hotel Management Agreement sets forth all of the agreements and understandings between Op Co and the Hotel Manager, and there are no other agreements, contracts, or other documents amending to the Hotel Management Agreement which have not been delivered to Lender.

9.             COVENANTS. Borrower covenants and agrees that from the date hereof and so long as any indebtedness is outstanding hereunder, or any of the Loan or other Obligations remains outstanding, as follows:

9.1.          Notices. Borrower shall, with reasonable promptness, notify Lender in writing of the it knowledge, of any act, event or condition which constitutes an Event of Default under any of the Loan Documents. Such notification shall include a written statement of any remedial or curative actions which Borrower proposes to undertake to cure or remedy such Event of Default.

9.2.          Financial Statements and Reports. Borrower shall furnish or cause to be furnished to Lender from time to time, the following financial statements and reports and other information, all in form, manner of presentation and substance acceptable to Lender:

9.2.1.       Borrower and Op Co Financial Statements. On a quarterly and annual basis, copies of the management prepared and certified consolidated financial statements of Borrower and Op Co (which are prepared to demonstrate the consolidated Hotel level results), together with all customary schedules and statements attached thereto, within sixty(60) days of each fiscal year end and within sixty (60) days of each quarter end.

9.2.2.       STR Reports with reasonable promptness as they are made available.

9.2.2        Guarantor’s Financial Statements. On an annual basis, within thirty (30) days following the filing with the Securities and Exchange Commission (the “SEC”) the Guarantor’s form 10-K as filed with the SEC;

9.2.3        Covenant Compliance Certificate and Profit & Loss Statement. On an annual basis, on or before sixty (60) days following each calendar year end, a covenant compliance certificate in the form attached hereto as Exhibit E certified to by Borrower, together with a management prepared operating statement and profit and loss statement of Borrower and Op Co (which are prepared to demonstrate the consolidated Hotel level results) for the immediately preceding calendar year prepared in accordance with generally accepted accounting principles, or other recognized method of accounting acceptable to Lender, consistently applied, in form and manner of presentation acceptable to Lender, and certified to by Borrower and Op Co as being true, accurate and complete, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Lender may from time to time reasonably determine;

9.2.4        Intentionally Omitted;

9.2.5        Data Requested. At such other times as Lender may reasonably require, such other financial statements, data or information as Lender may reasonably request with respect to the Property, Borrower or Op Co, including, but not limited to, aged receivables, aged payables, budgets, forecasts, reserves, cash flow projections, physical condition of the Property and pending lease proposals, as applicable; and

9.2.6        Leases. As soon as in execution form, copies of all proposed lease and occupancy agreements regarding the Property, each of which are to be evidenced by a Lease or other form of lease or occupancy agreement that has been consented to in writing by Lender in its reasonable discretion.

9.3.          Payment of Taxes. Subject to the right to contest set forth in Section 10.1, Borrower shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all, municipal and governmental taxes, assessments and other governmental charges payable by it or with respect to the Property.

9.4.          Conduct of Business; Compliance With Law. Borrower shall engage solely in the ownership and operation of the Property, and will not enter into any new ventures, or undertake any Investments except as permitted in Section 9.8 or new business dealings, without Lender's express prior written consent in each instance. As an express inducement to Lender to make and maintain the Loan, the Borrower agrees at all times prior to payment and satisfaction of all Obligations to be and remain a Single Purpose Entity. Borrower shall operate the Property and conduct its affairs in a lawful manner and in compliance with all Legal Requirements applicable thereto, except where non-compliance would not be reasonably expected to have a Material Adverse Change on Borrower. Borrower shall not change or amend its organizational documents without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5.          Insurance. Borrower shall at all times maintain in full force and effect the insurance coverages set forth in Exhibit D of this Agreement and shall cause Lender to be designated as mortgagee/lender's loss payee/additional insured, as applicable, in accordance with the requirements of Exhibit D.

9.6.          Restrictions on Liens, Transfers and Additional Debt.

9.6.1.       Prohibited Transactions. Except for Permitted Transactions, Borrower shall not, except with the prior written consent of Lender:

(i)            create or incur, or suffer to be created or incurred, or to exist, any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any of its assets of any character whether or not related to the Property, or any portion thereof, whether now owned or hereafter acquired or upon the proceeds or products thereof;

(ii)           create or incur any indebtedness for borrowed funds whether secured or unsecured either directly or as a guarantor, except for the Loan;

(iii)          Omitted; or

(iv)          sell, convey, transfer or exchange any of its assets of any character whether or not related to the Property, or any portion thereof, whether now owned or hereafter acquired.

9.6.2.       Permitted Transactions. The term "Permitted Transactions" shall mean Permitted Transfers, Permitted Additional Debt and Permitted Title Exceptions and Approved Leases.

9.6.3.       Permitted Transfers. The term "Permitted Transfers" shall mean:

(i)            the Security Documents and other agreements in favor of Lender;

(ii)           transactions, whether outright or as security, for which Lender's prior written consent has been obtained, which consent may be withheld, granted or granted conditionally, subject to such protective and other conditions as Lender may require in its reasonable discretion;

(iii)          sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced;

(iv)          transfers of the fee simple title to the Property by Borrower to a corporation, limited liability company or trust so long as Borrower has a majority (i.e., greater than 51%) ownership or beneficial interest (as applicable) in such entity or trust and following such transfer Borrower retains sole management and operational control of the Property, and such entity or trust;

(v)           any transfers, sales, issuances, pledges of any indirect ownership interests in Borrower or Guarantor or any kind; and /or

(vi)          customary leases and purchase money financing arrangements for equipment and supplies used in connection with Hotel operations.

9.6.4.       Permitted Additional Debt. The term "Permitted Additional Debt" shall mean:

(i)            transactions, whether secured or unsecured, for which Lender's prior written consent has been obtained, which consent may be withheld, granted or granted conditionally subject to such protective and other conditions as Lender may require in its sole and absolute discretion;

(ii)           trade debt, indebtedness incurred in the ordinary course of business for the purchase of goods or services; and /or.

(iii)          indebtedness incurred in the ordinary course of the Hotel’s business secured by leases and purchase money financing security interests for equipment and supplies used in connection with Hotel operations.

9.6.5.       Right To Accelerate Loan. The Loan shall become due and payable in full, and the Lender shall have the right to accelerate the Loan and declare an Event of Default, at the option of Lender, upon any breach or violation of the provisions of Section 9.6, subject, however, to any applicable grace or cure periods afforded Borrower hereunder.

9.6.6.       Lender's Options. Lender may, at its option, in lieu of accelerating the Loan, and in its sole and absolute discretion, agree to waive compliance with the provisions of this Section 9.6 in any instance upon compliance with such terms and conditions as Lender may impose, including, without limitation, the payment of a material fee and a change in the interest rate and other terms. Except for Permitted Transfers, Lender may grant or withhold, or conditionally grant, its consent to any proposed transfer in its sole and absolute discretion.

9.6.7.       Provisions Controlling. To the extent that any other Loan Document contains provisions relating to the subject matter of this Section 9.6, the provisions contained herein shall control in all events.

9.7.          Limits on Guaranties and Distributions.

9.7.1.       Limits and Guaranties. Borrower shall not guarantee to anyone other than Lender the obligations of any person or entity, save and except for under other agreements approved in advance in writing by Lender.

9.8.          Restrictions on Investments. Borrower will not make or permit to exist or to remain outstanding any Investment except an Investment which are in:

(i)            marketable direct or guaranteed general obligations of the United States of America which mature within one (1) year from the date of purchase by Borrower;

(ii)           bank deposits, certificates of deposit and banker's acceptances, or other obligations in or of Lender or other banks located within and chartered by the United States of America or a state and having assets of over $500,000,000; or

(iii)          personal property and real estate acquired in the normal and ordinary course of Borrower's present business and in connection with the Property.

9.9.          Indemnification Against Payment of Brokers' Fees. Borrower agrees to defend, indemnify and save harmless Lender from and against any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder's fees in respect of the Loan.

9.10.        Limitations On Certain Transactions. Borrower agrees to the following limitations:

9.10.1.     No Merger or Acquisition. Borrower shall not dissolve, terminate or liquidate, nor merge or consolidate with or otherwise acquire all or substantially all of the assets of any other entity.

9.10.2.     Intentionally Omitted.

9.11.        Approval of Management and Management Contract. Lender shall have the right to approve the identity of any new management company managing and operating the Property and the terms and conditions of the contract for such management.

9.12         Operating Account. Borrower shall, on or prior to the Closing Date, open the Operating Account with Lender and Borrower shall maintain all other operating accounts and other accounts related to the Property, if any, with Lender. Borrower does hereby authorize Lender to deduct monthly installments of principal and/or interest payable under the Note from the Operating Account on its due date; provided, however, that nothing contained herein shall excuse Borrower from its obligation to make full payment of any such installment, when due, to the extent that there are insufficient funds in the Operating Account at any time. In addition, at all times when Borrower has not made a timely payment as required hereunder, Lender may at its option from time to time make payments to the extent allowed herein (not sooner than the due date thereof) of interest or other amounts which are payable to Lender, Lender's counsel, Lender's Consultants, or other representatives of Lender, or to pay costs and expenses incurred by Lender in the exercise of its rights and remedies following an Event of Default and the same shall constitute Obligations secured by the Security Documents.

9.13         Place for Records; Inspection. Borrower shall maintain all of its business records at the address specified at the beginning of this Agreement or at the Property. Upon reasonable notice and at reasonable times during normal business hours Lender shall have the right (through such agents or Lender's Consultants as Lender may designate) to examine Borrower's property and make copies of and abstracts from Borrower's books of account, correspondence and other records and to discuss its financial and other affairs with any of its managers and any accountants hired by Borrower, it being agreed that Lender shall not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loan, enforcing its rights and remedies under the Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer and assignment of the Loan or the granting of participating interests therein). Any transferee of the Loan or any holder of a participation interest in the Loan shall be entitled to deal with such information in the same manner as herein required and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.

9.14         Costs and Expenses. Subject to any limitations provided herein, Borrower shall pay all actual and reasonable out of pocket costs and expenses (excluding salaries or wages of full time employees of Lender) reasonably incurred by Lender in connection with the implementation of the Loan, the administration of the Loan, the enforcement of Lender's rights under the Loan Documents, including, without limitation, legal fees and disbursements, appraisal fees, inspection fees, plan review fees, travel costs, fees and out-of-pocket costs of independent engineers and consultants, and the fees and costs of Lender's Consultants allowed hereunder. Borrower's obligations to pay such costs and expenses shall include, without limitation, all attorneys' fees and other costs and expenses for preparing and conducting litigation or dispute resolution arising from any breach by Borrower or any Guarantor of any covenant, warranty, representation or agreement under any one or more of the Loan Documents.

9.15         Compliance with Legal Requirements. Borrower shall comply with all Legal Requirements with respect to the Property, including the ADA, as applicable except where non-compliance would not be reasonably expected to have a Material Adverse Change on Borrower.

9.16         Leasing Matters.

9.16.1.     Approved Leases. Except for any lease submitted to Lender and approved by Lender (an “Approved Lease”), Borrower shall not enter into any lease or occupancy agreement pertaining to the Property or any of the Improvements (excluding agreements with transient hotel guest and any agreements for bulk, group or event business at the Property), without first having obtained the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. For purposes herein, the Operating Lease shall be deemed an Approved Lease.

9.16.2.     SNDAs and Estoppels. Lender shall have the right to require each tenant under a commercial lease concerning the Property to execute and deliver to Lender a subordination, non-disturbance and attornment agreement ("SNDA") in reasonable and customary form, content and manner of execution acceptable to Lender and, from time to time, an estoppel certificate in reasonable and customary form and manner of execution acceptable to Lender.

9.17         Appraisals. Lender shall have the right at its option, from time to time, to order an update to any Approved Appraisal or a new appraisal of the Property (each, an "Updated Appraisal") in order to comply with regulatory requirements or internal policy. Each Updated Appraisal shall be at Lender's expense unless an Event of Default has occurred and is continuing.

9.18         Debt Service Coverage Ratio.

9.18.1.     Certain Definitions.

(i)            "Calculation Date" shall initially mean (A) December 31, 2024, and (B) following this initial Calculation Date, December 31st of each calendar year through the Maturity Date.

(ii)           "Calculation Period" shall mean the immediately preceding twelve (12) month period ending on a Calculation Date.

(iii)          "Debt Service" shall mean, for purposes of calculating Borrower’s Debt Service Coverage Ratio, as of any Calculation Date, the total principal and interest payments that were due and owing under the Note during the applicable Calculation Period.

(iv)          Intentionally Omitted.

(v)           "Debt Service Coverage Ratio" shall mean, for any Calculation Period, the ratio of: (A) Net Operating Income to (B) Debt Service.

(vi)          "DSCR Covenant" shall mean any Borrower covenant under this Agreement to achieve a minimum Debt Service Coverage Ratio during any period or at any time during the term of this Agreement.

(vii)         Intentionally Omitted.

(viii)        "Net Operating Income" shall mean, for any Calculation Period, total gross revenues of Op Co and Borrower (which are prepared to demonstrate the consolidated Hotel level results) derived from the operation of the Hotel on the Property, less all Operating Expenses of Op Co and Borrower, to be evidenced by the Borrower's and Op Co’s consolidated financial statements (which are prepared to demonstrate the consolidated Hotel level results), for the applicable Calculation Period delivered to Lender pursuant to Section 9.2.3 herein.

(vix)        "Operating Expenses" shall mean, for any Calculation Period, usual and customary expenditures of all kinds made with respect to the operation of the Property in the normal course of business, including, but not limited to, expenditures for real estate taxes, insurance premiums, repairs, replacements, maintenance and management fees (calculated at the actual rate charged under any Lender approved management agreement (see Section 9.11)), but expressly excluding: (a) any debt service on the Loan, (b) non-recurring items, (c) non-Property specific expenses, (d) rent, additional rent and pother payments under the Operating Lease; and (e) depreciation or amortization of capital expenditures and any non-cash items.

9.18.2.    DSCR Covenant.

(a)           For each Calculation Period, commencing on the first Calculation Date, the Debt Service Coverage as of each Calculation Date shall be not less than 1.30:1, to be evidenced by the income and expenses as reported within Borrower’s certified profit and loss statement for the applicable Calculation Period.

(b)           If the Debt Service Coverage Ratio as of any Calculation Date is less than 1.30:1, then Borrower, at its written election, shall do one of the following:

(I)	prepay a sufficient amount of principal outstanding on the Loan such that when such principal prepayments are applied to the then-outstanding Loan balance the Borrower would have satisfied the DSCR Covenant on the Calculation Date (such principal-reduction amount being the “DSCR Deficiency Amount”), such amount to be calculated by Lender and conclusive absent manifest error; or

(II)	post a letter of credit or pay to Lender a sufficient amount which, when added to the Property’s then-current Net Operating Income, would have been sufficient to satisfy the DSC Covenant on such Calculation Date (the "NOI DSCR Shortfall Amount") and deposited with Lender pursuant to a pledge agreement by and between Borrower and Lender (the “DSCR Pledge Agreement”) in form and content satisfactory to Lender. The cash pledged under such DSCR Pledge Agreement shall constitute cash collateral securing the Loan with Lender agreeing to return such funds to Borrower only upon any future achievement of this DSCR Covenant equal to or in excess of 1.30:1 on a trailing 12-month basis as subject Lender’s right of setoff upon any Event of Default;

(III)	in lieu of prepaying Loan principal under (I) above or funding and pledging to Lender the NOI DSCR Shortfall Amount under (II) above, post a letter of credit or deposit with Lender into a DSCR Pledge Agreement, as pledged to Lender as cash collateral securing the Loan, an amount equal to the DSCR Deficiency Amount. The cash pledged under such DSCR Pledge Agreement shall constitute cash collateral securing the Loan with Lender agreeing to return such funds to Borrower only upon any future achievement of this DSCR Covenant equal to or in excess of 1.30:1 on a trailing 12-month basis as subject Lender’s right of setoff upon any Event of Default.

Notwithstanding the foregoing, the Borrower may only elect to exercise its rights under (II) above only one time during the Term of the Loan. Borrower shall have 60 days from each Calculation Date to provide such Cure.

9.19         Loan to Value Ratio. At Closing, the ratio obtained by dividing: (i) the Loan Amount, by (ii) the "as is" Value of the Property, expressed as a percentage, shall not be greater than sixty percent (60%) (such ratio being hereinafter referred to as the "Loan to Value Ratio" or "LTV").

9.20         Omitted.

9.21         No Amendments, Terminations or Waivers of Hotel Agreements. As applicable, the Borrower or any related party will not materially amend, supplement, materially modify, assign, transfer, hypothecate, pledge, encumber, terminate, or otherwise change the Hotel Management Agreement without the prior written approval of the Lender in each instance which approval shall not be unreasonably withheld, conditioned or delayed; provided that extensions and renewal of the same may be completed without any prior consent of the Lender. The Borrower will not materially amend, supplement, materially modify, assign, transfer, hypothecate, pledge, encumber, terminate, extend, renew or otherwise change the Operating Lease or the Hotel Franchise Agreement, without the prior written approval of the Lender in each instance not to be unreasonably withheld, conditioned or delayed. The Borrower will not, directly or indirectly, terminate or cancel, or cause or permit to exist any condition which would result in the termination or cancellation of, or which would relieve the performance of any obligations of any other party under the Operating Lease, the Hotel Management Agreement or the Hotel Franchise Agreement, without, in each case, the prior written approval of Lender not to be unreasonably withheld, conditioned or delayed; provided, however, that extensions and renewals of the same may be completed without any prior consent of the Lender.

9.22         Copies of Hotel Agreements; Notices. Within not more than ten (10) business days after receipt thereof, the Borrower shall provide the Lender with copies of all notices received by it with respect to the Hotel Franchise Agreement and/or the Operating Lease alleging that the occurrence of a breach or default pursuant to the Hotel Franchise Agreement and/or the Operating Lease has occurred and purporting to terminate the same.

10.           SPECIAL PROVISIONS.

10.1.        Right to Contest.

10.1.1.     Taxes and Claims by Third Parties. Notwithstanding the provisions of Section 9.3 which obligate Borrower to pay taxes, it is agreed that any municipal or governmental tax, assessment, charge, levy, claim or obligation need not be paid if the validity or amount thereof shall be contested currently, diligently and in good faith by appropriate proceedings and provided that such contest does not create a default by Borrower under any lease or occupancy agreement collaterally assigned to Lender; and provided, further, that Borrower shall pay all taxes, assessments, charges, levies or obligations immediately upon the commencement of proceedings to enforce any lien which may have attached as security therefor, unless such proceeding is stayed by proper court order pending the outcome of such contest;

10.1.2.     Legal Requirements. Borrower may contest in good faith any claim, demand, levy or assessment under any Legal Requirements by any person or entity if: (i) the contest is based upon a question of law or fact raised by Borrower; (ii) Borrower properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful and the conduct of the contest will not materially interfere with the ability to obligate all tenants under Approved Leases to pay rent without offset; (iv) omitted; (v) if the likely cost of complying with the Legal Requirement in the event the contest is not successfully resolved, as determined reasonably by Lender, is not more than $250,000; (vi) no uncured continuing Event of Default then exists; and (vii) if the contest relates to an Environmental Legal Requirement, the conditions set forth in the Environmental Indemnity relating to such contests shall be satisfied. Borrower shall be afforded the right to bond over any contest regarding a Legal Requirement whereby the Lender determines the amount in dispute exceeds $250,000.00 in which case Borrower shall have the right to continue to contest same without being in breach of this Section 10.1.2.

11.           EVENTS OF DEFAULT. The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Lender following an Event of Default.

11.1.        Default and Events of Default. The term "Default" as used herein or in any of the other Loan Documents shall mean an Event of Default (as defined below), or any fact or circumstance which constitutes, or upon the lapse of time or giving of notice, or both, could constitute, an Event of Default. Each of the following events, unless cured within any applicable grace period set forth or referred to below in this Section 11.1., or in Section 11.2., shall constitute an "Event of Default" under this Agreement:

11.1.1.     Generally. A default by Borrower in the performance of any term, provision, covenant or condition of this Agreement to be performed by Borrower, or a breach, or other failure to satisfy, any other term, provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable express and specific grace period provided for in this Agreement, or as set forth in Section 11.2. below. It is agreed that to the extent any provision of this Agreement or any provision of any of the other Loan Documents is silent or provides no explicit cure period or cure right, the provisions of Section 11.2 shall control;

11.1.2.     Note, Mortgage and Other Loan Documents. Subject to section 11.2, a default by Borrower in the timely performance of any term or provision of the Note, or of the Mortgage, or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under the Note, the Mortgage or any other Loan Document; or

11.1.3.     Financial Status and Insolvency.

A.            Borrower shall: (i) admit in writing its inability to pay its debts generally as they become; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of Borrower, or of the whole or any substantial part of the property or assets of Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for ninety (90) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for ninety (90) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of Borrower or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for ninety (90) days; (ix) have an attachment or execution levied against any substantial portion of the Property of Borrower or against any portion of the Collateral which is not discharged or dissolved by a bond within thirty (30) days; or (x) have any Material Adverse Change in Borrower; however, for purposes of this clause (x) there will not deemed to be any Material Adverse Change if (a) Borrower is in compliance with all applicable financial covenants hereunder, or (b) if the alleged change is not an ongoing and continuous adverse change, or (c) Borrower has then, or within ninety (90) days after being notified of such Material Adverse Change by Lender, made such arrangements or taken such measures as will in the good faith determination of Lender commence to eliminate such change; or

B.            any such event shall occur with respect to Guarantor.

11.1.4.     Liens. A lien for the performance of work, or the supply of materials, or a notice of contract, or an attachment, judgment, execution or levy is filed against the Property or the Improvements and remains unsatisfied or is not discharged or dissolved by a bond (or by cash collateral acceptable to Lender) for a period of thirty (30) days after Borrower first learns of the filing thereof or is being contested as provided in Section 10.1.2; or

11.1.5.     Breach of Representation or Warranty. Any representation or warranty made by Borrower or Guarantor herein or in any other instrument or document relating to the Loan or the Property shall at any time be materially false or misleading, or any warranty shall be materially breached; or

11.1.6.     Default Under Assigned Contract or Lease. Borrower defaults under any agreement or contract involving annual payments in excess of $250,000.00, or

11.1.7.     Guarantor Default. A default by Guarantor in the performance of any term or provision of any Loan Document to which Guarantor is a party, or the breach, or any other failure to satisfy any other material term, provision, condition or warranty imposed upon Guarantor any other Loan Documents to which it is a party and by which Guarantor is bound; or

11.1.8.     Termination of Hotel Management Agreement. The Hotel Management Agreement is terminated or suspended for any reason unless a substitute management agreement, reasonably satisfactory to Lender, is entered into by Borrower; or

11.1.9.     Operating Lease Default/Termination. Borrower is in breach or default beyond any applicable notice and/or cure period under the Operating Lease, or the Operating Lease is terminated or suspended, for any reason, or Borrower transfers or assigns the Operating Lease without the express prior written approval of the Lender.

11.2.        Grace Periods and Notice. Notwithstanding anything contained herein or in any of the Loan Documents, as to each of the foregoing events the following provisions relating to grace periods and notice shall apply:

11.2.1.     No Notice or Grace Period. There shall be no grace period and no notice provision with respect to the payment in full of the Loan at Maturity.

11.2.2.     Non-payment of Interest and Principal. As to the non-payment of interest, and installments of principal prior to Maturity, or as to any payment which is made by an overdraft to account of Borrower maintained with Lender which overdraft is not repaid within one (1) business day after Borrower first learns thereof, there shall be a ten (10) day grace period without any requirement of notice from Lender.

11.2.3.     Other Monetary Defaults. All other monetary defaults shall have a ten (10) day grace period following notice from Lender.

11.2.4.     Nonmonetary Defaults Capable of Cure. As to non-monetary defaults which are reasonably capable of being cured or remedied, , there shall be a thirty (30) day grace period following notice from Lender or, if such default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time not to exceed a total of ninety (90) days from Lender's notice as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such notice and shall diligently prosecute such curative action to completion within such ninety (90) day period. However, where there is an emergency situation in which there is danger to person or property such curative action shall be commenced as promptly as possible. As to breaches of warranties and representations there shall be a thirty (30) day grace period following notice from Lender.

11.3.        Certain Lender Remedies. If an Event of Default shall occur, Lender:

11.3.1.     Accelerate Debt. May declare the indebtedness evidenced by the Note and secured by the Mortgage and the other Security Documents immediately due and payable; provided that in the case of a voluntary petition in bankruptcy filed by Borrower or an involuntary petition in bankruptcy filed against Borrower (after expiration of the grace period, if any, set forth in Section 11.1.3), such acceleration shall be automatic; and

11.3.2.     Pursue Remedies. May pursue any and all remedies provided for hereunder, or under any one or more of the other Loan Documents or at law or in equity.

11.4.        Written Waivers. If a Default or an Event of Default is waived by Lender, in its sole discretion, pursuant to a specific written instrument executed by an authorized officer of Lender, the Default or Event of Default so waived shall be deemed to have never occurred, provided that any such written waiver by Lender shall apply only to the specific Default or Event of Default being waived and shall not be applicable to any other then existing, or any other future, Default or Event of Default.

12.           ADDITIONAL REMEDIES OF LENDER.

12.1.        Remedies. Upon the occurrence of an continuing uncured Event of Default, whether or not the indebtedness evidenced by the Note and secured by the Mortgage shall be due and payable or Lender shall have instituted any foreclosure or other action for the enforcement of the Mortgage or the Note, Lender may, in addition to any other remedies which Lender may have hereunder or under the other Loan Documents, and not in limitation thereof, and in Lender's sole and absolute discretion:

12.1.1.     Entry; Complete Improvements. Enter upon and take possession of the Property and manage and operate the Property, deal directly with any tenant or any third-party property manager, complete the construction and equipping of any Capital Improvements or Tenant Improvements for tenants under Approved Leases, and employ watchmen to protect the Property where reasonably necessary, all at the risk, cost and expense of Borrower, consent to such entry being hereby given by Borrower;

12.1.2.     Discontinue Work. At any time discontinue any work commenced in respect of the Property or change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise;

12.1.3.     Take Over. Exercise the rights of Borrower under any construction contract or other agreement made by Borrower in any way relating to the Property and take over and use all or any part of the labor, materials, supplies and equipment contracted for by Borrower for the benefit of the Property, whether or not previously incorporated into the Improvements; and

12.1.4.     Take Other Actions. In connection with any construction and equipping of the Improvements undertaken by Lender pursuant to the provisions of this Section 12,

(i)       engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment,

(ii)      pay, settle or compromise all bills or claims which may become liens against the property constituting the Collateral, or which have been or may be incurred in any manner in connection with completing the Property or for the discharge of liens, encumbrances or defects in the title of Property and the Improvements or the Collateral,

(iii)     take or refrain from taking such action hereunder as Lender may from time to time reasonably determine, and

(iv)     engage marketing and leasing agents and real estate brokers to advertise, lease or sell portions or all of the Improvements upon such terms and conditions as Lender may in good faith determine.

12.2.        Interest and Other Charges. Upon the occurrence of an Event of Default, Borrower shall be liable to Lender for all sums paid or incurred to construct and complete any Capital Improvements or Tenant Improvements and to lease, operate, or market and sell the Property whether so paid or incurred pursuant to the provisions of this Section 12 or otherwise, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be paid by Borrower to Lender upon demand with interest at the Default Rate as provided in the Note from the date of payment by Lender to the date of payment to Lender and repayment of such sums with such interest shall be secured by the Mortgage.

12.3.        Power of Attorney. For the purpose of exercising the rights granted under this Section 12, as well as any and all other rights and remedies of Lender while there is an ongoing Event of Default, Borrower hereby irrevocably constitutes and appoints Lender (or any agent designated by Lender) its true and lawful attorney-in-fact, upon and following any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of Borrower.

12.4.        Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, the Lender receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall, to the extent permitted by law, be distributed for application as follows:

(a)           First, to the payment of or (as the case may be) the reimbursement of Lender for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by Lender in connection with the collection of such monies by Lender, for the exercise, protection or enforcement by Lender of all or any of the rights, remedies, powers and privileges of the Lender under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Lender against any taxes or liens which by law shall have, or may have, priority over the rights of the Lender to such monies;

(b)          Second, to pay interest on the Loan;

(c)           Third, to pay that portion of the Obligations constituting (i) unpaid principal of the Loan;

(d)           Fourth, to all other Obligations in such order or preference as Lender may determine; provided, however, that Lender may in its discretion make proper allowance to take into account any Obligations not then due and payable; and

(e)           Last, the excess, if any, after all Obligations have been indefeasibly paid in full, shall be returned to Borrower or to such other Persons as are entitled thereto by law.

13.           SECURITY INTEREST AND SET-OFF.

13.1.        Security Interest. Borrower grants to Lender a direct and continuing first priority lien and security interest, as security for all of Borrower's Obligations, in and upon all accounts, deposits, balances and other sums credited by or due from Lender or from any Affiliate of Lender, to Borrower.

13.2.        Setoff. Borrower hereby grants to Lender, a first priority lien, security interest and right of setoff as security for all liabilities and Obligations of Borrower to Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender, or in transit to any of them, and which are in Borrower's name or otherwise related to the Property. At any time while there is an outstanding Even of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liabilities or Obligations of Borrower to Lender even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER. Within five (5) Business Days of making any such set off, appropriation or application, Lender agrees to notify Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application.

13.3.        Additional Rights. The rights of Lender and each Affiliate of Lender under this Section 13 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which Lender may have.

14.           CASUALTY AND TAKING.

14.1.        Casualty and Obligation To Repair. In the event of any damage or destruction to the Property or the other Collateral by reason of fire or other hazard or casualty (collectively, a "Casualty"), Borrower shall give reasonably prompt written notice thereof to Lender and subject to the Lender releasing insurance proceeds to Borrower in accordance with this Article 14, proceed with commercially reasonable diligence, in full compliance with all Legal Requirements and the other requirements of the Loan Documents, to repair, restore, rebuild or replace the affected property (collectively, the "Repair Work").

14.2.        Adjustment of Claims. All insurance claims shall be adjusted by Borrower, at Borrower's sole cost and expense, but subject to Lender's prior written approval which approval shall not be unreasonably withheld or delayed; provided, however, that if any ongoing and uncured Event of Default then exists under any of the Loan Documents Lender shall have the right to adjust and compromise such claims without the approval of Borrower.

14.3.        Payment and Application of Insurance Proceeds. All proceeds of insurance shall be paid to Lender and, be (a) if such insurance proceeds are less than the actual cost of the Repair Work and the Borrower is unwilling to provide security or funds reasonably acceptable to Lender to such shortfall, applied to Borrower's Obligations or (b) released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement (collectively, "Cost To Repair"). Notwithstanding the foregoing, if the Cost To Repair does not exceed $1,000,000, Lender shall release the insurance proceeds to Borrower and Borrower shall complete the requisite Repair Work, if:

(i)   in Lender's good faith judgment such proceeds, together with any additional funds as may be deposited with and pledged to Lender by Borrower, are sufficient to pay for the Cost To Repair;

(ii)   omitted;

(iii)   no continuing and uncured Event of Default exists under the Loan Documents;

(iv)   as soon as is reasonably practical, Borrower commences such Repair Work to completion; and

(v)   a sufficient number of tenants under existing lease and occupancy agreements concerning the Property which might otherwise have a right to terminate their leases on account of such Casualty shall have waived their rights to so terminate conditioned only upon the Repair Work being completed such that Lender is reasonably satisfied that Borrower will be in compliance with the DSCR Covenant following such completion.

Notwithstanding anything contained herein or in any Loan Document, int the event the Lender elects to apply any proceeds from any casualty to the Obligations any and all prepayment penalties, fees or charges shall not apply to such application and such prepayment fees are expressly waived and terminated with respect to the same.

14.4.        Conditions To Release of Insurance Proceeds. If Lender elects or is required to release insurance proceeds, Lender may impose reasonable conditions on such release which shall include, but not be limited to, the following:

(i)   Prior written approval by Lender, which approval shall not be unreasonably withheld or delayed of plans, specifications, cost estimates, contracts and bonds for the restoration or repair of the loss or damage;

(ii)   Waivers of lien, architect's certificates, contractor's sworn statements and other evidence of costs, payments and completion as Lender may reasonably require;

(iii)   If the Cost To Repair does not exceed $1,000,000, then upon satisfaction of the required conditions set forth in Section 14.3, the funds to pay therefor shall be promptly released to Borrower in one single disbursement. Otherwise, funds shall be released upon final completion of the Repair Work, unless Borrower requests earlier funding, in which event partial monthly disbursements equal to 95% of the value of the work completed or, if the applicable contract is on a cost plus basis, then 95% of the cost of the work completed if such cost is less than the value thereof, shall be made prior to final completion of the repair, restoration or replacement and the balance of the disbursements shall be made upon full completion and the receipt by Lender of satisfactory evidence of payment and release of all liens;

(iv)   Determination by Lender that the undisbursed balance of such insurance proceeds on deposit with Lender, together with any additional funds Lender requires Borrower to be deposit with Lender, shall be at least sufficient to pay for the remaining Cost To Repair, free and clear of all liens and claims for lien;

(v)   All work to comply with the standards, quality of construction and Legal Requirements applicable to the construction of the Improvements; and

(vi)   the absence of any continuing and uncured Event of Default under any Loan Documents.

14.5.        Taking. If there is any condemnation for public use of the Property or of any Collateral, the awards on account thereof shall be paid to Lender and shall be applied to Borrower's Obligations, or at Lender's good faith discretion released to Borrower. If, in the case of a partial taking or a temporary taking, in the good faith judgment of Lender the effect of such taking is such that there has not been a material and adverse impairment of the viability of the Property, so long as no continuing and uncured Event of Default exists, Lender shall release awards on account of such taking to Borrower. Notwithstanding anything contained herein or in any Loan Document, int the event the Lender elects to apply any proceeds from any taking to the Obligations any and all prepayment penalties, fees or charges shall not apply to such application and such prepayment fees are expressly waived and terminated with respect to the same.

15.           GENERAL PROVISIONS.

15.1.        Notices. Any notice or other communication in connection with this Agreement, the Note, the Mortgage, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, addressed:

If to Borrower or Guarantor:

1140 Reservoir Avenue

Cranston, Rhode Island 02920

Attn: Gregory D. Vickowski

With a copy to:

1140 Reservoir Avenue

Cranston, Rhode Island 02920

Attn: Ron M. Hadar, Esq.

If to Lender:

Berkshire Bank

60 State Street, 38th Floor

Boston, MA 02109

Attention: Angela DiPasquale, Vice President

with copies by regular mail or such hand delivery to:

Dalton & Finegold, LLP

34 Essex Street

Andover, MA 01810

Attention: Kevin F. Yetman, Esq.

Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery.

A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by such certified or registered mail, on the third Business Day following the date of postmark, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if so mailed, on the date of actual receipt as evidenced by the return receipt, or (iv) if so delivered, upon actual receipt.

15.2.        Limitations on Assignment. Borrower may not assign this Agreement or the monies due thereunder or convey or encumber the mortgaged premises or any interest therein without the prior written consent of Lender in each instance.

15.3.        Further Assurances. Borrower shall upon request from Lender from time to time execute, seal, acknowledge and deliver such further instruments or documents which Lender may reasonably require to better perfect and confirm its rights and remedies hereunder, under the Note, under the Mortgage and under each of the other Loan Documents.

15.4.        Intentionally Omitted.

15.5.        Parties Bound.

15.5.1.     The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

15.5.2.     This Agreement is a contract by and between Borrower and Lender for their mutual benefit, and no third person shall have any right, claim or interest against either Lender or Borrower by virtue of any provision hereof.

15.6.        Waivers, Extensions and Releases. Lender may at any time and from time to time waive any one or more of the conditions contained herein or in any of the other Loan Documents, or extend the time of payment of the Loan, or release portions of the Collateral from the provisions of this Agreement and from the Mortgage or any other Security Document, but any such waiver, extension or release shall be deemed to be made in pursuance and not in modification hereof, and any such waiver in any instance, or under any particular circumstance shall not be considered a waiver of such condition in any other instance or any other circumstance.

15.7.        Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.

15.7.1.     Substantial Relationship. It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in the Commonwealth of Massachusetts, which Commonwealth the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

15.7.2.     Place of Delivery. Borrower agrees to furnish to Lender at the Lender's office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.

15.7.3.     Governing Law. This Agreement and each of the other Loan Documents (except as may be expressly provided for therein) shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

15.7.4.     Consent to Jurisdiction. In connection with any litigation arising out or in connection with this Agreement, Borrower and Lender each hereby consent to personal jurisdiction in any state or Federal court located within the Commonwealth of Massachusetts.

15.7.5.     JURY TRIAL WAIVER. BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

15.8.        Survival. All representations, warranties, covenants and agreements of Borrower herein are significant and shall be deemed to have been relied upon by Lender notwithstanding any investigation made by Lender or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loan; provided, however, all such obligations shall terminate and expire upon the payment in full of the Loan. No review or approval by Lender, or by its consultants or representatives, of any plans and specifications, opinion letters, certificates by professionals or other item of any nature shall relieve Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower or Guarantor, or any one or more of them, under any one or more of the Loan Documents.

15.9.        Cumulative Rights. All of the rights of Lender hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole good faith judgment.

15.10.      Claims Against Lender.

15.10.1.   Borrower Must Notify. Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to and Lender does not remedy or cure the default, if any there be, with reasonable promptness thereafter.

15.10.2.   Remedies. If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Lender has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, Lender's responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of a Loan Document, the obligation to grant such consent or give such approval and to pay Borrower's reasonable costs and expenses including, without limitation, reasonable attorneys' fees and disbursements in connection with such court proceedings; and (ii) in the case of any such failure to grant such consent or give such approval, or in the case of any other such default by Lender, where it is also so determined that Lender acted in bad faith, the payment of any actual, direct, compensatory damages sustained by Borrower as a result thereof plus Borrower's reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements in connection with such court proceedings.

15.10.3.   Limitations. In no event, however, shall Lender be liable to Borrower or to any Guarantor or anyone else for other damages such as, but not limited to, indirect, speculative or punitive damages whatever the nature of the breach by Lender of its obligations under this Agreement or under any of the other Loan Documents. In no event shall Lender be liable to Borrower or to any Guarantor or anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within the time period specified above.

15.11.      Obligations Absolute. Except to the extent prohibited by applicable law which cannot be waived, the Obligations of Borrower under the Loan Documents shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which Borrower may have at any time against Lender whether in connection with the Loan or any unrelated transaction.

15.12.      Table of Contents, Title and Headings. The titles and the headings of Sections are not parts of this Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of its or their provisions.

15.13.      Counterparts. This Agreement and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such loan agreement is sought.

15.14.      Right to Assign or Participate. Lender at its sole cost and expense shall have the unrestricted right at any time or from time to time, and without Borrower's or any Guarantor's consent, to sell or assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions, and, in the case of such assignment, Borrower and the Guarantor shall accord full recognition thereto. Without limiting the generality of the foregoing, Lender at its sole cost and expense shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or the Guarantor, to grant to one or more banks or other Qualified Financial Institutions (each, a "Participant") participating interests in the Loan and/or Lender's obligation to lend hereunder. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder. Lender may furnish any information (including, without limitation, financial information) concerning Borrower or the Guarantor in its possession from time to time to prospective assignees and Participants, provided that Lender shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information, including without limitation, in accordance with applicable regulations pursuant to the Securities Act of 1933 and the Securities and Exchange of Act of 1934 and all applicable regulations and rules promulgated thereby.

15.15.      Time Of the Essence. Time is of the essence of each provision of this Agreement and each other Loan Document.

15.16.      No Oral Change. This Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party's assent). In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Agreement or any of the other Loan Documents.

15.17.      Monthly Statements. While Lender may issue invoices or other statements on a monthly or periodic basis (a "Statement"), it is expressly acknowledged and agreed that: (i) the failure of Lender to issue any Statement on one or more occasions shall not affect Borrower's obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any Statement shall not be binding upon Lender, and Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement unless such Statement was a deliberate intended Statement by Lender and was not subject to inaccuracy; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lender's rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

15.18.      USA Patriot Act Notice; Compliance. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, Lender may from time-to-time request, and Borrower shall provide to Lender, Borrower's name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An "account" for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

{signature page follows}

IN WITNESS WHEREOF this Commercial Real Estate Mortgage Loan Agreement has been duly executed and delivered as a sealed instrument as of the date first above written

WITNESS(ES):	BORROWER:

PHR TCI, LLC,
a Delaware limited liability company

	By:	Procaccianti Hotel REIT, L.P., its sole Member
	By:	Procaccianti Hotel REIT, LP, LLC, its General Partner
	By:	Procaccianti Hotel REIT, Inc., its sole Member

Natasha V. Ruane	By:	/s/ James A. Procaccianti
Print Name:	Name:	James A. Procaccianti
	Title:	President

LENDER:

BERKSHIRE BANK

Cesar Fernandes	By:	/s/ Angela DiPasquale
Print Name:	Name:	Angela DiPasquale
	Title:	Vice President

EXHIBITS

Exhibit A	-	Definitions

Exhibit B	-	Intentionally Omitted

Exhibit C	-	Authorized Representatives

Exhibit D	-	Required Property, Hazard and Other Insurance

Exhibit E	-	Form of Covenant Compliance Certificate

EXHIBIT A

TO

COMMERCIAL REAL ESTATE MORTGAGE LOAN AGREEMENT

DEFINITIONS

ADA as defined in Section 8.16.

Advance as defined in Section 6.1.

Affiliate means with reference to any Person, (i) any director, officer or employee of the Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, and (iii) any other Person directly or indirectly holding 25% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that person.

Agreement as defined in the Preamble.

Approved Appraisal means an appraisal completed by a qualified independent MAI appraiser reasonably acceptable to Lender. Each Approved Appraisal shall be in form and substance reasonably acceptable to Lender and prepared in accordance with the Uniform Standards of Professional Appraisal Practice applicable to Federally Regulated Transactions as set out in Appendix A to the real estate appraisal regulations adopted by the Office of The Comptroller of the Currency pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) (Subpart C of 12 C.F.R. 34) and shall be prepared in response to an engagement letter to be issued by Lender.

Approved Lease as defined in Section 9.16.1.

As-Is Value of the Property means the current “as is” market value of the Property established pursuant to an Approved Appraisal and an update to a prior Approved Appraisal ordered by and acceptable to Lender.

Assignment of Contracts as defined in Section 3.1.3.

Assignment of Leases and Rents as defined in Section 3.1.2.

Authorized Representatives as defined in Section 4 and listed on Exhibit C.

Borrower as defined in the Preamble.

Business Day shall mean: any day of the year on which offices of Lender are not required or authorized by law to be closed for business in Boston, Massachusetts. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no "February 30th"), the payment shall be due on the last Business Day of the calendar month.

Calculation Date as defined in Section 9.18.1.

Calculation Period as defined in Section 9.18.1.

Capital Improvements shall mean all improvements to the Property that are not part of normal Operating Expenses, other than Tenant Improvements.

Casualty as defined in Section 14.1.

Closing means the closing of the Loan.

Closing Date means the date on which Borrower satisfies all of the conditions of Section 7.1 and Lender disburses the proceeds of the Loan.

Code. The Internal Revenue Code of 1986 and the regulations thereunder, all as amended and in effect from time to time.

Collateral as defined in Section 3.1.

Cost To Repair as defined in Section 14.3.

Debt Service Coverage Ratio as defined in Section 9.18.1.

Debt Service as defined in Section 9.18.1.

Default as defined in Section 11.1.

Dollars shall mean lawful money of the United States.

DSCR Covenant as defined in Section 9.18.2.

Environmental Indemnity as defined in Section 3.1.5.

Environmental Legal Requirements as defined in the Environmental Indemnity.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

Event of Default as defined in Section 11.1.

FIRREA means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder, all as amended and in effect from time to time.

First Extended Maturity Date as defined in Section 2.3.

Guaranty as defined in Section 3.1.4.

Guarantor as defined in Section 1.4.

Hazardous Materials shall mean and include asbestos, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, radioactive substances, other carcinogens, oil and other petroleum products, pollutants or contaminants that could be a detriment to the environment, and any other hazardous or toxic materials, wastes, or substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, rules, codes or regulations, or any judicial or administrative interpretation of such laws, rules, codes or regulations.

Hotel as defined in Section 1.2.

Hotel Franchise Agreement shall mean that certain License Agreement dated August 15, 2018 by and between Holiday Hospitality Franchising, LLC and PHR TCI OPCO SUB, LLC.

Hotel Franchisor shall mean Holiday Hospitality Franchising, LLC.

Hotel Manager as defined in Section 1.2

Hotel Management Agreement as defined in Section 1.2.

Initial Maturity Date as defined in Section 2.2.

Improvements as defined in Section 1.2.

Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof (excluding purchase of personal property in the ordinary course of the Borrower’s business.

Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lender as defined in the Preamble.

Lender's Consultant as defined in Section 5.1.1.

Licenses and Permits shall mean all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, or by a private party pursuant to a Permitted Title Exception, and including, but not limited to, building permits, occupancy permits, and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to the Property.

Loan as defined in Section 1.3.

Loan Agreement as defined in the Preamble.

Loan Amount as defined in Section 2.1.

Loan Documents as defined in Section 3.2.

Loan Proceeds shall mean the proceeds of the Loan.

MAI shall mean Member of the Appraisers Institute.

Material Adverse Change means any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which , materially and adversely affect: (i) the business, assets, properties, Collateral, financial condition of Borrower, or (ii) Borrower ability to pay and perform the Obligations in accordance with the terms hereof and the other Loan Documents, or (iii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies, liens, security interests or Collateral of Lender hereunder.

Maturity shall mean the Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated by Lender upon an Event of Default.

Maturity Date means the Initial Maturity Date, as such date may be extended to the First Extended Maturity and Second Extended Maturity Date, as applicable, and as set forth in Section 2.3.

Mortgage as defined in Section 3.1.1.

Net Operating Expenses as defined in Section 9.18.1.

Net Operating Income as defined in Section 9.18.1.

Note as defined in Section 3.2.

Obligations as defined in Section 3.1.

Op Co as defined in Section 1.2.

Operating Account as defined in Section 7.1.18.

Operating Lease as defined in Section 1.2.

Permitted Additional Debt as defined in Section 9.6.4.

Permitted Title Exceptions means those certain exceptions encumbering the title to the Property as shall have been approved by Lender and Lender’s counsel and specifically included on Schedule B-1 of the Title Policy.

Permitted Transactions as defined in Section 9.6.2.

Permitted Transfers as defined in Section 9.6.3.

Person means any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Qualified Financial Institution means any State or Federally chartered banking institution qualified to do business in the Commonwealth of Massachusetts.

Property as defined in Section 1.2.

Repair Work as defined in Section 14.1.

Second Extended Maturity Date as defined in Section 2.3.

Security Documents as defined in Section 3.2.

Single Purpose Entity means an entity which, at all times since its formation and thereafter, (a) was organized solely for the purpose of owning the Property, (b) has not and will not engage in any business unrelated to the ownership of the Property, (c) has not and will not have any assets other than those related to the Property, (d) except as otherwise expressly permitted by the Loan Documents has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, or amendment of its certificate of formation or operating agreement, (e) has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity, (f) has not done and will not do any other following: (I) file a bankruptcy, insolvency or reorganization petition or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (II) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian or any similar official for such entity or all or any portion of such entity’s properties; (III) make any assignment for the benefit of such entity’s creditors’ or (IV) omitted, (g) has maintained and will maintain its accounts, books and records separate from any other person or entity, (h) has not and will not commingle its funds or assets with those of any other entity, (i) has held and will hold its assets in its own name, (j) has conducted and will conduct its business in its name, (k) omitted, (l) has observed and will observe all requirements of its formation and governing documents, (m) has maintained and will maintain an arms-length relationship with its Affiliates, (n) has no indebtedness other than as expressly permitted under the Loan Documents, (o) has not and will not assume or guarantee or become obligated for the debts of any other entity or person, or hold out its credit as being available to satisfy the obligations of any other entity or person, (p) will not acquire obligations or securities of its Members, (q) omitted, (r) omitted, (s) omitted, (t) omitted, (u) omitted, (v) has not entered and will not enter into or be a party to, any transaction with its Members or its Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are not less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party, (w) has paid and will pay the salaries of its own employees from its own funds, and (x) omitted.

Tenant Improvements shall mean construction work to be performed or paid by the owner of the Property as landlord under any Approved Lease.

Title Insurance Company shall mean First American Title Insurance Company.

Title Policy shall mean the ALTA mortgagee’s title policy issued by the Title Insurance Company insuring the Mortgage recorded on the date hereof, together with all Lender required endorsements attached thereto.

Updated Appraisal as defined in Section 9.17.

EXHIBIT B

TO

COMMERCIAL REAL ESTATE MORTGAGE LOAN AGREEMENT

INTENTIONALLY OMITTED

EXHIBIT C

TO

COMMERCIAL REAL ESTATE MORTGAGE LOAN AGREEMENT

AUTHORIZED REPRESENTATIVES

James A. Procaccianti

EXHIBIT D

TO

COMMERCIAL REAL ESTATE MORTGAGE LOAN AGREEMENT

REQUIRED PROPERTY, HAZARD AND OTHER INSURANCE

Borrower shall at all times provide and maintain the following insurance coverages with respect to the Property and the Collateral issued by companies qualified to do business in the State of Michigan, having a Best's Rating of not less than A-VIII and otherwise acceptable to Lender in its sole discretion:

(i)	property insurance on an all-risk basis without exception (including, without limitation, flood (if applicable), vandalism and malicious mischief, earthquake, mold, acts of terrorism, collapse, boiler explosion, sprinkler coverage, cost of demolition, increased costs of construction and the value of the undamaged portion of the Property and soft costs coverage) covering the Property and the fixtures and personal property situated therein to the extent of the full insurable value thereof, in an amount equal to at least one hundred percent (100%) of the replacement cost of the Improvements (with deductibles not in excess of 1% of insurable value);

(ii)	rent loss or business interruption insurance in an amount equal to 12-months’ projected rentals or gross revenues;

(iii)	public liability insurance against claims for bodily injury, death or property damage occurring upon, in or about the Property or any part thereof with underlying coverages totaling not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, together with excess umbrella coverage of not less than $5,000,000, or such other amounts as may be determined by Lender from time to time;

(iv)	automobile liability insurance (including non-owned automobile) with a coverage of $1,000,000 per occurrence during any period of construction;

(v)	worker's compensation, employer's liability and other insurance required by law;

(vi)	such other insurance coverages in such amounts as Lender may request consistent with the customary practices of prudent developers and owners of similar properties.

An actual insurance policy or certified copy thereof, or a binder, certificate of insurance, or other evidence of property coverage in the form of Acord 28 (Evidence of Commercial Property Coverage), Acord 25 (Certificate of Liability Insurance), or a 30-day binder in form acceptable to Lender with an unconditional undertaking to deliver the policy or a certified copy within thirty (30) days, shall be delivered on or before the Closing of the Loan.

Flood insurance shall be provided if the Property or the Collateral is located in a flood prone, flood risk or flood hazard area as designated pursuant to the Federal Flood Disaster Protection Act of 1973, as amended, and the Regulations thereunder, or if otherwise reasonably required by Lender.

Lender shall be named as first mortgagee on policies of all-risk-type insurance on the Property, as lender's loss payable on the Improvements and its contents, and as first mortgagee on rent-loss or business interruption coverages related thereto.

Except with respect to public liability insurance, as to which Lender shall be named as an additional insured with respect to the Property or the Collateral, all other required insurance coverages shall have a so-called "Mortgagee's endorsement" or "Lender's loss-payable endorsement" which shall provide in substance as follows:

A.            Loss or damage, if any, under the policy shall be paid to Lender in whatever form or capacity its interest may appear and whether said interest be vested in said Lender in its individual or in its disclosed or undisclosed fiduciary or representative capacity, or otherwise, or vested in a nominee or trustee of Lender.

B.            The insurance under the policy, or under any rider or endorsement attached thereto, as to the interest only of Lender, its successors and assigns, shall not be invalidated nor suspended:

(a)   by any error, omission or change respecting the ownership, description, possession or location of the subject of the insurance or the interests therein or the title thereto; or

(b)   by the commencement of foreclosure or similar proceedings or the giving of notice of sale of any of the property covered by the policy by virtue of any mortgage, deed of trust, or security interest; or

(c)   by any breach of warranty, act, omission, neglect, or noncompliance with any provisions of the policy by the named insured, or anyone else, whether before or after a loss, which under the provisions of the policy of insurance, would invalidate or suspend the insurance as to the named insured, excluding, however, any acts or omissions of Lender while exercising active control and management of the insured property.

C.            Insurer shall provide Lender with not less than thirty (30) days' prior written notice of cancellation of the policy (for non-payment or any other reason) or of the non-renewal thereof.

D.            The insurer reserves the right to cancel the policy at any time, but only as provided by its terms. However, in such case the policy shall continue in force for the benefit of Lender for thirty (30) days after written notice of such cancellation is received by Lender and shall then cease.

E.            Should legal title to and beneficial ownership of any of the property covered under the policy become vested in Lender or its agents, successors or assigns, insurance under the policy shall continue for the term thereof for the benefit of Lender.

F.            All notices herein provided to be given by the insurer to Lender in connection with this policy and Lender's loss payable endorsement shall be mailed to or delivered to Lender by certified or registered mail, return receipt requested, as follows:

Berkshire Bank

ISAOA ATIMA

P.O. Box 150

Northville, NY 12134

EXHIBIT E

TO

COMMERCIAL REAL ESTATE MORTGAGE LOAN AGREEMENT

COVENANT COMPLIANCE CERTIFICATE

PHR TCI, LLC, a Delaware limited liability company ("Borrower") hereby certifies to BERKSHIRE BANK ("Lender") pursuant to that certain Commercial Real Estate Mortgage Loan Agreement entered into between Borrower and Lender dated as of June 6, 2024, as the same may be amended from time to time ("Loan Agreement"), that:

A.            General: Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

B.            Financial Covenants

As of the date hereof or, for such other calculation period as may be designated below, to the best of the undersigned knowledge, the computations, ratios and calculations as set forth below have been made in accordance with Section 9.18 of the Loan Agreement and are true and correct:

1)            Minimum Debt Service Coverage Ratio (Section 9.18 of the Loan Agreement)

The Debt Service Coverage Ratio of Borrower as of December ____, 20____ for the preceding 12-month period was equal to _____:1.0, computed as follows:

A.	Gross revenues received by at the Hotel	$____________

B.	Operating expenses of Op Co and Borrower	$____________

C.	A – B = Net Operating Income	$____________

D.	Total principal payments actually paid by Borrower under the Note	$____________

E.	Total interest payments actually paid by Borrower under the Note	$____________

F.	Total Debt Service payments due and payable under the Note	$____________

G.	Ratio of C to the F above = ____:1.0

IN WITNESS WHEREOF, the undersigned, a duly authorized signatory of Borrower, has executed and delivered this Covenant Compliance Certificate in the name and on behalf of Borrower on _________________, 20__.

PHR TCI, LLC,
a Delaware limited liability company

Name:
Title: